CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN ERROR IN THE CERTIFICATE OF DESIGNATION OF
SERIES A PARTICIPATING CONVERTIBLE
PREFERRED STOCK
OF
CLEVELAND BIOLABS, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON MARCH 8, 2005.

Cleveland BioLabs, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is Cleveland BioLabs, Inc.

2. That a Certificate of Designation of Series A Participating Convertible Preferred Stock (the “Certificate”) was filed by the Secretary of State of Delaware on March 8, 2005 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

Section 3B and Section 11 incorrectly refer to a Stockholders’ Agreement, which should instead be referred to as a Rights Agreement.

4. Section 3B of the Certificate is corrected to read as follows:

Effective as of the Original Issue Date, the Board shall consist of up to seven directors. Subject to and in accordance with the provisions of the Rights Agreement, (a) the holders of at least a majority of the Series A Preferred Stock shall be entitled to elect up to two directors of the Corporation (the “Series A Directors”), and (b) the remaining directors of the Corporation shall be elected by holders of a plurality of the Series A Preferred Stock (on an as-if-converted basis) and Common Stock, voting together as a class. A vacancy in any directorship filled by the holders of the Series A Preferred Stock pursuant to this Section 3B and the Rights Agreement shall be filled only by vote or written consent in lieu of a meeting of holders of at least a majority of the Series A Preferred Stock and any other vacancy may be filled in accordance with the Rights Agreement and the Corporation’s By-laws as in effect from time to time.

5. The definition of “Stockholders’ Agreement” in Section 11 is corrected to read as follows:

“Rights Agreement” means the Series A Rights Agreement by and among the Corporation, certain holders of Common Stock and the original holders of the Series A Preferred Stock, as such agreement may from time to time be amended in accordance with its terms.

IN WITNESS WHEREOF, Cleveland BioLabs, Inc., a Delaware corporation, has caused this Certificate to be signed by Michael Fonstein, its Chief Executive Officer and President this 9th day of March, 2005.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Michael Fonstein, its Chief Executive Officer and President